First Federal of Northern Michigan Bancorp, Inc. Announces First Quarter 2012 Results

ALPENA, Mich., May 1, 2012 /PRNewswire/ -- First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the "Company") reported consolidated net earnings of $601,000, or $0.21 per basic and diluted share, for the quarter ended March 31, 2012 compared to consolidated net earnings of $161,000, or $0.06 per basic and diluted share, for the quarter ended March 31, 2011. Operating results for the first quarter of 2012 included the recognition of an $886,000 deferred tax benefit related to Net Operating Loss (NOL) carry-forwards in accordance with GAAP accounting which require the benefit to be recognized when it is more likely than not the NOL will be utilized within the carry-forward period.

The Company's results for the quarter ended March 31, 2012 include:

  The Company experienced an operating loss of $286,000 for the quarter ended March 31, 2012, which was offset by a partial reversal of the valuation allowance on our deferred tax assets, as discussed further below.
  Provision for Loan Losses was $376,000 for the quarter ended March 31, 2012 as compared to $67,000 for the prior year period.
  Quarter over quarter decline in the Company's net interest margin (from 3.95% for the quarter ended March 31, 2011 to 3.87% for the quarter ended March 31, 2012) due primarily to a 37 basis point reduction in the yield on our interest-earning assets period over period, due mainly to a shift in the composition of our interest-earning assets.
  Continued strong mortgage banking activity and market share growth
  Significant improvement in commercial lending opportunities
  First Federal of Northern Michigan remains "well-capitalized" for regulatory purposes.

Michael W. Mahler, President and Chief Executive Officer of the Company, commented, "We were disappointed by the operating loss for the quarter, however we believe this to be a one-off event centered around non-recurring issues related to provision needs and REO write downs. Our provision expense was higher than anticipated as a result of three long standing substandard credits that were downgraded during the quarter. Two of the loans were moved into non-accrual status while the third was reclassified as a TDR. In spite of these three credits, we saw our asset quality metrics improve for the quarter to the lowest levels in 5 years which speaks to fact that the balance sheet continues to improve from an asset quality perspective. In addition, we took further write downs on certain pieces of REO whose listings expired near the end of the quarter. While we evaluate the carrying value of these properties each quarter, we do not expect to see write downs on this order of magnitude the balance of the year. Management believes the remaining classified credits are on stronger financial footings and are hopeful that they will not pose any problems for the Bank based upon what we know today."

Mahler continued, "On the flip side, our mortgage banking income exceeded our expectations between our growing market share and the continued favorable interest rate environment. During the first quarter the Bank was voted 'Best Mortgage Provider' in our home market. We are also encouraged by the significant increase in commercial loan demand and in the growth of our commercial loan pipeline. We have not seen this level of borrowing interest among commercial customers in several years. The pent up demand and deferred capital spending in our markets has created a great opportunity for us to issue commitments to lend to multiple strong borrowers in the markets we serve. This meets with our strategic objective to grow the balance sheet and increase top line revenues to offset the margin pressures we face going forward in this interest rate environment."

Mahler further stated, "We look for 2012 to be a further continuation of the progress we have made over the last two years toward core earnings improvement and profitability growth which will build on our mission to enhance shareholder value. The progress we made in 2010 and 2011 allowed for the recognition of a portion of our deferred tax asset."

Asset Quality

Total nonperforming assets to total assets has decreased markedly from 4.66% at March 31, 2011 to 3.11% at December 31, 2011 and 3.06% at March 31, 2012. Non-performing assets decreased by $128,000 from December 31, 2011 to March 31, 2012 and by $3.4 million from March 31, 2011 to March 31, 2012. The Company continues to closely monitor non-performing assets and has taken a variety of steps to reduce the level thereof, such as:

  Timely pursuit of foreclosure and/or repossession options coupled with quick and aggressive marketing efforts of repossessed assets;
  Restructuring loans, where feasible, to assist borrowers in working through this financially challenging time;
  Allowing borrowers to structure short-sales of properties, where appropriate and feasible; and
  Working with borrowers to find a means of reducing outstanding debt (such as through sales of collateral).
	As of
	March 31, 2012	December 31, 2011	March 31, 2011
Asset Quality Ratios
Non-performing assets to total assets	3.06%	3.11%	4.66%
Non-performing loans to total loans	2.13%	2.34%	4.45%
Allowance for loan losses to non-performing loans	55.43%	45.47%	38.42%
Allowance for loan losses to total loans	1.18%	1.07%	1.71%

"Texas Ratio" (Bank)	27.30%	28.28%	41.79%

Total non-performing loans (000's omitted)	$3,001	$3,338	$6,851
Total non-performing assets (000's omitted)	$6,618	$6,746	$10,037

Non-performing assets were positively impacted by the sale of several pieces of both commercial and residential REO during the period from March 31, 2011 to March 31, 2012.

Financial Condition

Total assets of the Company at March 31, 2012 were $216.1 million, a decrease of $914,000, or 0.4%, from assets of $217.0 million at December 31, 2011. Net loans receivable decreased $1.7 million to $139.2 million at March 31, 2012, mostly in the commercial loan portfolio. We have staved off shrinkage of our residential mortgage portfolio by selective placing in our portfolio certain high-quality 10- and 15-year fixed rate residential mortgage loans.

Deposits increased $457,000 to $151.1 million at March 31, 2012. FHLB advances decreased $1.8 million as proceeds from loan payments and payoffs, as well as cash on hand, were used to pay off maturing advances.

Stockholders' equity was $25.1 million at March 31, 2012 compared to $24.6 million at December 31, 2011. The increase was due primarily to net earnings for the three-month period of $601,000 partially offset by a decrease of $44,000 in the unrealized gain on available-for-sale investment securities. First Federal of Northern Michigan's regulatory capital remains at levels in excess of regulatory requirements, as shown in the table below.

			Regulatory		Minimum to be
	Actual		Minimum		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

Tier 1 (Core) capital ( to
adjusted assets)	$ 22,680	10.55%	$ 8,594	4.00%	$ 10,742	5.00%
Total risk-based capital ( to risk-
weighted assets)	$ 24,344	18.06%	$ 10,785	8.00%	$ 13,482	10.00%
Tier 1 risk-based capital ( to
risk weighted assets)	$ 22,680	16.82%	$ 5,393	4.00%	$ 8,089	6.00%
Tangible Capital ( to
tangible assets)	$ 22,680	10.55%	$ 3,223	1.50%	$ 4,297	2.00%

Results of Operations

Interest income decreased to $2.4 million for the three months ended March 31, 2012 from $2.6 million for the year earlier period. The decrease in interest income was due mainly to a shift in our interest-earning asset composition period over period from loans to lower-yielding investment securities. From March 31, 2011 to March 31, 2012, the average balance of our residential mortgage loans decreased $4.0 million as we sold a majority of these loans into the secondary market at the expense of balance sheet growth during the period. In addition, the average balance of our commercial and consumer loans decreased $13.0 million period over period and the average balance of our investment portfolio increased by $17.3 million. The shift from loans to investment securities resulted in a decrease in the overall yield on interest-earning assets of 37 basis points period over period. The shift occurred as loans paid off and the proceeds were deployed into investment securities.

Interest expense decreased to $464,000 for the three months ended March 31, 2012 from $605,000 for the three months ended March 31, 2011. The decrease in interest expense for the three-month period was due primarily to a decrease in our overall cost of funds of 32 basis points period over period. The cost of our FHLB advances decreased 27 basis points period over period and the overall cost of our interest-bearing deposits decreased 40 basis points over the same time period.

The Company's net interest margin decreased to 3.87% for the three-month period ended March 31, 2012 from 3.95% for the same period in 2011 as a result of the factors mentioned above.

The provision for loan losses for the three-month period ended March 31, 2012 was $376,000, as compared to $67,000 for the prior year period. During the quarter ended March 31, 2011, we moved a large commercial loan out of construction status into our general pool of commercial loans, which allowed us to reduce the amount of general reserves we needed to record. Construction loans carry a higher degree of risk and therefore a higher level of reserve. This resulted in a lower than anticipated provision during the quarter ended March 31, 2011. During the quarter ended March 31, 2012, we added a specific reserves of approximately $200,000 on two commercial credit relationships which we had reclassified as Troubled Debt Restructurings and recorded specific reserves of approximately $200,000 on several residential mortgage loans which had progressed in the foreclosure process during the quarter. The provision was based on management's review of the components of the overall loan portfolio, the status of non-performing loans and various subjective factors.

Non interest income was relatively unchanged for the quarters ended March 31, 2011 and 2012. Due to continued historically low mortgage rates, mortgage banking activities income has remained strong year over year.

Non interest expense increased by $93,000 from $2.2 million for the three months ended March 31, 2011 to $2.3 million for the 2012 period. Most notably, compensation and employee benefits increased by $103,000 period over period as we added a commercial lender and Treasury Management professional and due to the reinstatement of the elective contribution to the Company's 401(k) plan, for which the Company has begun accruing.

During the quarter ended March 31, 2012, after careful analysis, the Company reversed $886,000 million of the valuation allowance against its deferred tax assets. The Company has determined that it is more likely than not that it will be able to recover this portion of the deferred tax asset based on its analysis that positive indicators for future earnings outweigh negative indicators.

Selected Performance Ratios

	For the Three Months Ended March 31
	2012	2011

Performance Ratios:
Net interest margin	3.87%	3.95%
Average interest rate spread	3.75%	3.80%
Return on average assets*	1.10%	0.30%
Return on average equity*	9.69%	2.70%

* Annualized

First Federal of Northern Michigan Bancorp, Inc
Consolidated Balance Sheet

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash on hand and due from banks	$ 2,306,392	$ 2,713,701
Overnight deposits with FHLB	107,818	35,797
Total cash and cash equivalents	2,414,210	2,749,498
Securities AFS	52,850,362	53,048,503
Securities HTM	2,435,000	2,435,000
Loans held for sale	306,559	-
Loans receivable, net of allowance for loan losses of $1,663,310 and
$1,517,695 as of March31, 2012 and December 31, 2011, respectively	139,202,962	140,883,591
Foreclosed real estate and other repossessed assets	3,616,603	3,407,939
Federal Home Loan Bank stock, at cost	3,266,100	3,266,100
Premises and equipment	5,796,121	5,845,881
Accrued interest receivable	1,160,743	1,148,500
Intangible assets	261,742	334,855
Prepaid FDIC Premiums	714,524	758,733
Deferred tax asset	1,617,629	387,065
Other assets	2,488,516	2,779,124
Total assets	$ 216,131,071	$ 217,044,789

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 151,106,333	$ 150,649,073
Advances from borrowers for taxes and insurance	304,027	128,028
Advances from Federal Home Loan Bank	32,725,000	34,500,000
REPO sweep accounts	5,606,417	5,592,326
Accrued expenses and other liabilities	1,263,213	1,606,569

Total liabilities	191,004,990	192,475,995

Stockholders' equity:
Common stock ($0.01 par value 20,000,000 shares authorized
3,191,799 shares issued)	31,918	31,920
Additional paid-in capital	23,853,361	23,852,701
Retained earnings	3,580,851	2,980,176
Treasury stock at cost (307,750 shares)	(2,963,918)	(2,963,918)
Unearned compensation	(258)	(556)
Accumulated other comprehensive income	624,127	668,471
Total stockholders' equity	25,126,081	24,568,794

Total liabilities and stockholders' equity	$ 216,131,071	$ 217,044,789

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Statement of Income
	For the Three Months
	Ended March 31,
	2012	2011
	(Unaudited)
Interest income:
Interest and fees on loans	$2,040,208	$2,273,320
Interest and dividends on investments
Taxable	150,180	94,815
Tax-exempt	39,073	40,328
Interest on mortgage-backed securities	179,288	183,366
Total interest income	2,408,749	2,591,829

Interest expense:
Interest on deposits	280,544	437,253
Interest on borrowings	183,634	168,074
Total interest expense	464,178	605,327

Net interest income	1,944,571	1,986,502
Provision for loan losses	376,268	67,358
Net interest income after provision for loan losses	1,568,303	1,919,144

Non-interest income:
Service charges and other fees	169,953	164,491
Mortgage banking activities	220,560	235,983
Net loss on sale of premises and equipment,
real estate owned and other repossessed assets	(2,089)	(8,675)
Other	58,399	57,553
Total non-interest income	446,823	449,352

Non-interest expense:
Compensation and employee benefits	1,271,958	1,168,936
FDIC Insurance Premiums	47,479	71,217
Advertising	33,115	23,021
Occupancy	241,916	270,042
Amortization of intangible assets	73,113	73,113
Service bureau charges	78,787	76,206
Insurance & Brokerage Commission Expense	-	-
Professional services	94,735	87,577
Prepayment penalty on FHLB advances	-	-
Other	459,548	437,683
Total non-interest expense	2,300,651	2,207,795

Income (loss) before income tax benefit	(285,525)	160,700
Income tax benefit	(886,200)	-

Net Income	$ 600,675	$ 160,701

OTHER COMPREHENSIVE INCOME
Net Income	$ 600,675	$ 160,701
Change in unrealized gain (loss) on available-for-sale securities, net of tax	(44,346)	59,183

COMPREHENSIVE INCOME	$ 556,329	$ 219,884

Per share data:
Net Income per share
Basic	$ 0.21	$ 0.06
Diluted	$ 0.21	$ 0.06

Weighted average number of shares outstanding
Basic	2,884,049	2,884,049
Including dilutive stock options	2,884,049	2,884,049
Dividends per common share	$ -	$ -

Safe Harbor Statement

This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain "forward-looking statements." The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

CONTACT: Amy E. Essex, Chief Financial Officer, Treasurer & Corporate Secretary, First Federal of Northern Michigan Bancorp, Inc., +1-989-356-9041